EXHIBIT 16.1

                      LETTER FROM KYLE L. TINGLE, CPA, LLC



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                           [KYLE L. TINGLE LETTERHEAD]


June 14, 2006

Tower Tech Holdings, Inc.
fka Blackfoot Enterprises, Inc.
980 Maritime Drive, Suite 6
Manitowoc, Wisconsin 54220

Gentlemen:

This letter is to be filed in connection with the Periodic Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2006. This letter is to confirm my dismissal as auditor of Blackfoot Enterprises, Inc. (the "Company") (File Number 0-31313), effective after the filing of the Form 10-KSB for the fiscal year ended December 31, 2005 and the reorganization of the Company.

At this time, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission. I will be willing to cooperate with successor accountant to try to make a smooth transition for future filings. Further, I agree with the disclosures made by the Company on the Form 8-K.

I have returned to you all original records provided to me in previous engagements. My working paper files are the property of my firm. These will be maintained by me in accordance with my retention policy. I will consider any requests for copies of documents in out working paper files from you or the successor firm. However, providing such copies is at my discretion. Reasonable copying costs will be due and payable on a COD basis for any documents the successor auditor may require.

If you have any questions regarding this communication, please contact Kyle L. Tingle at (702) 450- 2200.

Sincerely,

/s/ KYLE L. TINGLE, CPA, LLC

Kyle L. Tingle, CPA, LLC



        3145 E. Warm Springs Road * Suite 450 * Las Vegas, Nevada 89120 *
                  PHONE: (702) 450-2200 * FAX: (702) 436-4218
                        E-MAIL: KTINGLE@KYLETINGLECPA.COM